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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15
 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 33-92776

                      MOBILE ENERGY SERVICES HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                         900 Ashwood Parkway, Suite 450
                             Atlanta, Georgia 30338
                            Telephone (770) 821-7000
          (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                Guarantee of 8.665% First Mortgage Bonds due 2017
                    of Mobile Energy Services Company, L.L.C.
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please provide an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  ( )     Rule 12h-3(b)(1)(i)   (X)
               Rule 12g-4(a)(1)(ii) ( )     Rule 12h-3(b)(1)(ii)  ( )
               Rule 12g-4(a)(2)(i)  ( )     Rule 12h-3(b)(2)(i)   ( )
               Rule 12g-4(a)(2)(ii) ( )     Rule 12h-3(b)(2)(ii)  ( )
                                            Rule 15d-6            ( )



         Approximate number of holders of record as of the certification or notice date: thirty record holders of the Guarantee of 8.665% First Mortgage Bonds due 2017 of Mobile Energy Services Company, L.L.C.


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         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Mobile Energy Services Holdings, Inc. has caused this certification to be signed on its behalf by the undersigned duly authorized person.

         Dated:  March 31, 1999

                                          MOBILE ENERGY SERVICES HOLDINGS, INC.



                                          By:      /s/ James A. Ward
                                          Name:    James A. Ward
                                          Title:   Vice President, Controller
                                                   and Director